Exhibit 97.1

CLAWBACK POLICY
(Effective October 26, 2023)

The Board of Directors (the “Board”) of BrightSpire Capital, Inc. (collectively with its subsidiaries, the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability. The Board has therefore adopted this policy (the “Policy”) which, subject to the exceptions set forth below, provides for the recoupment of certain Incentive Compensation received by Covered Executives in the event of an Accounting Restatement (as such terms are defined below).
This Policy, as it may be amended from time to time, shall be administered by the Compensation Committee of the Board (the “Administrator”). This Policy shall apply to any Incentive Compensation (as defined below) received on or after October 2, 2023 that is based on or derived from a financial reporting measure for any fiscal period ending on or after October 2, 2023. Any incentive compensation received prior to October 2, 2023 shall remain subject to the Company’s clawback policy that was effective as of October 29, 2021.
Mandatory Recoupment
Subject to the exceptions set forth below, following an Accounting Restatement, the Company shall recover reasonably promptly the amount of Incentive Compensation received during the Recoupment Period by any Covered Executive (each as defined below) that exceeds the Incentive Compensation that would have been received by such Covered Executive taking into account the Accounting Restatement (calculated on a pre-tax basis).
This Policy will apply to all Incentive Compensation received during the Recoupment Period by a person (a) after beginning service as a Covered Executive, (b) who served as a Covered Executive at any time during the performance period for that Incentive Compensation and (c) while the Company has a class of securities listed on the New York Stock Exchange (“NYSE”) or another national securities exchange or a national securities association. Accordingly, this Policy can apply to a person that is no longer a Company employee or a Covered Executive at the time of recovery.
Incentive Compensation is deemed “received” for purposes of this Policy in the fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or issuance of such Incentive Compensation occurs after the end of that period. For example, if the performance target for an award is based on total stockholder return for the year ended December 31, 2023, the award will be deemed to have been received in fiscal year 2023 even if paid in fiscal year 2024.
Exceptions
The Company shall not be required to recover Incentive Compensation pursuant to this Policy if the Administrator has made a determination that recovery would be impracticable and one of the following conditions are met:
(a)    after making a reasonable and documented attempt to recover erroneously awarded Incentive Compensation, and provide such documentation to the NYSE, the Administrator determines that the direct expenses that would be paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; or
(b)    based on a legal opinion of counsel acceptable to the NYSE, the Committee determines that recovery would violate a home country law adopted prior to November 28, 2022, and provide such opinion to the NYSE; or
(c)    the Administrator determines that recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

For purposes of this Policy, the following terms will have the meanings set forth below:
“Accounting Restatement” means the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, a restatement resulting solely from the retrospective application of a change in generally accepted accounting principles is not an Accounting Restatement.
“Covered Executive” means the Company’s Chief Executive Officer, President, Chief Financial Officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function, any other officer who performs a policy-making function for the Company, any other person who performs similar policy-making functions for the Company, and any other employee who may from time to time be deemed subject to this Policy by the Administrator. Each of the persons appointed from time to time by the Board as “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934 shall constitute “Covered Executives” during the term of such appointment for purposes of this Policy.
“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure, regardless whether such financial reporting measure is presented within the financial statements or included in any filing with the Securities and Exchange Commission (the “SEC”). For purposes of this definition, a “financial reporting measure” is (a) a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements or derived wholly or in part from such measures, or (b) the Company’s stock price or total shareholder return.
“Recoupment Period” means the three completed fiscal years preceding the Trigger Date.
“Trigger Date” means the earlier to occur of: (a) the date the Board of Directors, the Audit Committee, or the officer or officers of the Company authorized to take such action concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement; or (b) the date a court, regulator, or other legally authorized body directs the Company to prepare an Accounting Restatement.
Indemnification
Notwithstanding any indemnification agreement, insurance policy, other arrangement that a Covered Executive may have with the Company or provided for in the governing documents of the Company, the Company shall not indemnify any Covered Executive against, provide advancement of expenses for or pay the premiums for any insurance policy to cover, any amounts recovered under this Policy or any expenses that a Covered Executive incurs in opposing Company efforts to recoup amounts pursuant to this Policy.
Administration
This Policy is intended to comply with the listing requirements of the NYSE and related rules promulgated by the Securities and Exchange Commission and shall be interpreted in a manner consistent with those requirements. The Administrator has full authority to interpret and administer this Policy. All decisions, actions, or interpretations by the Administrator shall be final, binding, and conclusive on all persons and shall be given the maximum deference permitted by law.
If the Administrator cannot determine the amount of excess Incentive Compensation received by a Covered Executive directly from the information in the Accounting Restatement, such as in the case of Incentive Compensation tied to stock price or total stockholder return, then it shall make its determination based on a reasonable estimate of the effect of the Accounting Restatement and shall maintain documentation of the determination of such reasonable estimate and provide such documentation to the NYSE.
Recoupment of Incentive Compensation pursuant to this Policy shall not in any way limit or affect the rights of the Company to pursue disciplinary, legal, or other action or pursue any other remedies available to it. This Policy shall not replace, and shall be in addition to, any rights of the Company to recoup Incentive Compensation from Covered Executives under applicable laws and regulations, including but not limited to the Sarbanes-Oxley Act of 2002, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended, or pursuant to the terms of any employment agreement, or similar agreement with a Covered Executive or other clawback policy of the Company.

The validity, construction, and effect of this Policy and any determinations relating to this Policy shall be construed in accordance with the laws of the State of Maryland without regard to its conflicts of laws principles.
Acknowledgement
Beginning on the effective date of this Policy, each Covered Executive will be required to execute the Acknowledgement Form attached hereto as Exhibit A (or accept by electronic signature and/or similar recordable affirmation) pursuant to which the Covered Executive agrees (i) to be bound by this Policy and (ii) not to seek indemnification or contribution from the Company for any amounts reimbursed or clawed back.

EXHIBIT A

BRIGHTSPIRE CAPITAL, INC.
CLAWBACK POLICY ACKNOWLEDGEMENT FORM

I, the undersigned, agree and acknowledge that I am fully bound by, and subject to, all of the terms and conditions of the BrightSpire Capital Inc. Clawback Policy (as may be amended, restated, supplemented or otherwise modified from time to time, the “Policy”) and that the Policy will apply both during and after my employment with the Company. I further agree that my receipt of Incentive Compensation that is subject to the Policy is conditioned upon my execution or acceptance of this acknowledgement. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation is granted, awarded, earned or paid, the terms of the Policy shall govern. In the event it is determined by the Administrator that any Incentive Compensation received by me must be forfeited or reimbursed to the Company pursuant to the Policy, I will promptly take any action necessary to effectuate such forfeiture and/or reimbursement.

I also hereby acknowledge that, notwithstanding any indemnification agreement, insurance policy, other arrangement that I may have with the Company or provided for in the governing documents of the Company, the Company shall not indemnify me against, provide advancement of expenses for or pay the premiums for any insurance policy to cover, losses incurred under the Policy or any expenses that I incur in opposing Company efforts to recover amounts pursuant to the Policy and I hereby waive any indemnification, reimbursement or advancement right with respect to such amounts and expenses.

Any capitalized terms used in this Acknowledgment without definition shall have the meaning set forth in the Policy.

                            _____________________________
                            Name:

A-1